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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K


                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported) - November 26, 2004


                                    TXU CORP.
             (Exact name of registrant as specified in its charter)


            TEXAS                       1-12833                 75-2669310
(State or other jurisdiction       (Commission File          (I.R.S. Employer
      of incorporation)                 Number)             Identification No.)



            Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411 (Address of principal executive offices, including zip code)


       Registrant's telephone number, including Area Code - (214) 812-4600


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01         Entry into a Material Definitive Agreement

         On November 26, 2004 (the "Closing Date"), TXU Corp. (the "Company") completed an offering in which it issued $3.5 billion aggregate principal amount of its senior notes (the "Securities") in accordance with the provisions of Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The Securities were issued in four separate series as follows: $1 billion principal amount of 4.80% Series O Senior Notes due November 15, 2009, $1 billion principal amount of 5.55% Series P Senior Notes due November 15, 2014, $750 million principal amount of 6.50% Series Q Senior Notes due November 15, 2024 and $750 million principal amount of 6.55% Series R Senior Notes due November 15, 2034. Interest on each series of the Securities accrues from the Closing Date and is payable semi-annually on May 15 and November 15 of each year beginning May 15, 2005. The Securities are unsecured obligations of the Company and will rank equally with all of the Company's other unsecured and unsubordinated indebtedness.

         The initial purchasers in the offering and certain of their affiliates have engaged, and may in the future engage, in transactions with and perform services for the Company and its affiliates in the ordinary course of business, including as lenders under certain of their credit facilities, for which they have received or will receive customary fees and expenses. In addition, one of the initial purchasers is the counterparty to the Company's accelerated share repurchase agreement discussed in Item 8.01 below.

         The Indentures
         --------------

         Each series of the Securities was issued under its own Indenture dated as of November 1, 2004 between the Company and The Bank of New York, as Trustee, as supplemented by an Officer's Certificate dated the Closing Date. The Indentures, as supplemented, are substantially identical except with respect to principal amount, interest rate and maturity date. Each Indenture, as supplemented, permits TXU Corp. to redeem some or all of the Securities of the respective series at any time at a specified "make-whole" redemption price.

         The Company and its affiliates maintain lending, depository and other normal banking relationships with The Bank of New York and its affiliates.

         The Registration Rights Agreement
         ---------------------------------

         The Company entered into a Registration Rights Agreement, dated the Closing Date, pursuant to which the Company agreed, among other things, to use its reasonable efforts to (i) have an exchange offer registration statement with respect to the Securities declared effective by the Securities and Exchange Commission within 270 days of the Closing Date and (ii) consummate a registered exchange offer for the Securities within 315 days of the Closing Date. In addition, the Company agreed to file a shelf registration statement in certain limited circumstances. If a registration default (as defined in the Registration Rights Agreement, including failure by the Company to meet the deadlines set forth above) occurs, the Company has agreed to pay additional cash interest on the Securities. Additional cash interest will accrue on the Securities from and including the date on which any such registration default occurs to, but excluding, the date on which all registration defaults have been cured, or, if earlier, the date on which the Securities may first be resold in reliance on Rule 144(k) under the Securities Act, at the rate of .25% per annum (the "Additional Interest Rate"), provided, however, that the Additional Interest Rate may not exceed in the aggregate .25% per annum.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

         Reference is made to the information set forth under Item 1.01 above, which information is incorporated into this Item 2.03 by reference.

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Item 8.01         Other Matters.

         On November 26, 2004, the Company used substantially all of the net proceeds from the offering of the Securities to close its previously disclosed repurchase of 52.5 million shares of its common stock pursuant to an accelerated share repurchase agreement. As a result of these transactions, TXU Corp.'s $2.3 billion bridge facility, which was available to the Company primarily to fund repurchases of its common stock, is no longer available to the Company. This facility had not been drawn upon.

         On November 30, 2004, the Company announced the intended redemption by TXU Capital II of all $150 million aggregate liquidation amount of the 8.70% Trust Originated Preferred Securities of TXU Capital II at a redemption price equal to $25 per security plus accumulated and unpaid distributions to the redemption date. The redemption date will be December 31, 2004. The distribution due on December 31, 2004 will be paid in the usual manner. These securities are listed on the New York Stock Exchange under the symbol "TXU PrB."






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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             TXU CORP.



                           By:     /s/ Stanley J. Szlauderbach
                              ------------------------------------------
                          Name:   Stanley J. Szlauderbach
                          Title:  Assistant Controller and
                                  Interim Controller




Dated:  December 2, 2004



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